For Further Information Contact:
Elaine D. Crowley
Sr. Vice President, Chief Financial Officer
(817) 347-8200

BOMBAY ANNOUNCES FOURTH QUARTER AND
FISCAL 2005 OPERATING RESULTS

FOR IMMEDIATE RELEASE - March 20, 2006

FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) today announced operating results for the fourth quarter and fiscal year ended January 28, 2006. For the fourth quarter ended January 28, 2006, the Company reported a loss of $25.1 million or $0.69 per share, inclusive of non-cash and other charges of $29.1 million or $0.80 per share described below, compared to income of $7.1 million or $0.20 per share for the same period of the prior fiscal year. Excluding non-cash and other charges, net income for the fourth quarter was $4.0 million or $0.11 per share which was just above management’s most recent guidance of $0.04 to $0.10 per share before non-cash and other charges. For the fiscal year, the Company reported a loss of $46.7 million or $1.29 per share, inclusive of non-cash and other charges of $29.1 million or $0.80 per share, compared to a loss of $12.6 million or $0.35 per share for Fiscal 2004. For the fiscal year, net loss was $17.7 million or $0.49 per diluted share, excluding non-cash and other charges. These and all other amounts in the press release have been presented on a basis consistent with the adoption of the new lease accounting standard, as described below.

DISCUSSION AND RECONCILIATION OF NON-CASH AND OTHER CHARGES FROM GAAP INCOME TO NON-GAAP INCOME AND LEASE ACCOUNTING CHANGE

Reported results include a non-cash charge of $23.8 million or $0.66 per share on an annual basis, in connection with providing a valuation allowance against a portion of the Company’s deferred tax assets. Management has concluded that under the guidance provided in Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes, that the cumulative three-year losses of the Company’s U.S. operations necessitate providing a valuation allowance against its U.S. deferred income tax assets as of January 28, 2006. Under generally accepted accounting principles, this valuation allowance will be adjusted in the future resulting in the reinstatement of all or a part of its deferred tax assets when the Company’s results demonstrate a pattern of future profitability, in reversal of the current cumulative three-year loss trend. The adjustment has no impact on cash flow in the current or any future periods.

Operating results include pre-tax charges of $5.9 million recorded in connection with the impairment of long-lived store-level assets and $0.9 million relating to the remaining obligation under a long-term lease on a distribution facility previously occupied by the Company’s wholesale operations, Bailey Street Trading Company, the assets of which were sold during Fiscal 2005. This compares to a pre-tax charge of $0.5 million of impairments of long-lived store level assets recorded in the prior year.

The Company has historically recorded customer sales returns and allowances during the period in which such transactions occurred. During the fourth quarter, management recorded a liability for future sales returns and allowances in its financial statements. As a result, the Company reduced revenue by $2.5 million and cost of goods sold by $1.4 million during the fourth quarter. The net impact of recording the adjustment was a pre-tax charge of $1.1 million. The liability for sales returns and allowances was previously deemed immaterial to the Consolidated Statements of Operations.

Table - Fourth Quarter Non-Cash and Other Charges for Fiscal Year 2005

                                                                            Non-Cash and Other Charges - Quarter Ended January 28, 2006

(in thousands, except per share amounts)	Reported	Deferred			Sales	Adjusted
	GAAP	Tax Asset	Store	DC	Returns &	Non-GAAP
	Totals	Impairment	Impairment	Impairment	Allowances	Totals

Revenue	$186,854	$-	$-	$-	$2,485	$189,339
Cost of sales, buying & store occupancy costs	140,649		(5,936)	(908)	1,389	135,194
Gross margin	46,205	-	5,936	908	1,096	54,145
Selling, general & administrative costs	47,113					47,113
Operating income (loss)	(908)	-	5,936	908	1,096	7,032
Interest income	14					14
Interest expense	(583)					(583)
Loss before income taxes	(1,477)	-	5,936	908	1,096	6,463
Income tax expense (benefit)	23,578	(23,768)	1,983	303	366	2,462
Net income (loss)	$(25,055)	$23,768	$3,953	$605	$730	$4,001

Net earnings (loss) per share	$(0.69)	$0.65	$0.11	$0.02	$0.02	$0.11

Table - Annual Non-Cash and Other Charges for Fiscal Year 2005

                                                                                Non Cash and Other Charges - Fiscal Year Ended January 28, 2006

(in thousands, except per share amounts)
	Reported	Deferred			Sales	Adjusted
	GAAP	Tax Asset	Store	DC	Returns &	Non-GAAP
	Totals	Impairment	Impairment	Impairment	Allowances	Totals

Revenue	$565,074	$-	$-	$-	$2,485	$567,559
Cost of sales, buying & store occupancy costs	435,112		(5,936)	(908)	1,389	429,657
Gross margin	129,962	-	5,936	908	1,096	137,902
Selling, general & administrative costs	167,044					167,044
Gain on sale of assets	(560)					(560)
Operating income (loss)	(36,522)	-	5,936	908	1,096	(28,582)
Gain on sale of non-operating assets	4,130					4,130
Interest income	41					41
Interest expense	(2,410)					(2,410)
Loss before income taxes	(34,761)	-	5,936	908	1,096	(26,821)
Income tax expense (benefit)	11,970	(23,768)	1,983	303	366	(9,146)
Net income (loss)	$(46,731)	$23,768	$3,953	$605	$730	$(17,675)

Net earnings (loss) per share	$(1.29)	$0.66	$0.11	$0.02	$0.02	$(0.49)

The Company believes that referring to these non-GAAP totals facilitates a better understanding of operating results

On October 5, 2005, the Financial Accounting Standards Board issued FSP FAS 13-1, Accounting for Rental Costs Incurred during a Construction Period, (“FSP FAS 13-1”) which requires that rental costs incurred during the construction period of new stores be charged to rental expense as a period cost. The Company’s practice had been to capitalize such rents as part of the cost of the asset and amortize them over the asset’s estimated useful life. The Company has elected early adoption and has chosen to retrospectively apply FSP FAS 13-1 to prior years’ financial statements for enhanced comparability with peers and consistency of internal treatment for all properties.

The lease related accounting adjustments are reflected in the reported financial results included in this release. The impact of these adjustments to Fiscal 2005 results was to reduce annual net loss by $70,000 with no material impact on earnings per share. The impact of the adjustments on Fiscal 2004 results was to reduce annual net loss by $0.4 million or $0.01 per share. The Company plans to retrospectively apply FSP FAS 13-1 to the historical financial information related to Fiscal 2003, Fiscal 2004 and the first three quarters of Fiscal 2005 in its Annual Report on Form 10-K for the year ended January 28, 2006.

OPERATING RESULTS

Revenue for the quarter ended January 28, 2006 was $186.9 million compared to $203.4 million during the fourth quarter of Fiscal 2004. Same store sales for Bombay stores in existence for more than one year decreased 4.3% for the quarter. Revenue from non-store activity was 5.1% of total revenue for the fourth quarter of Fiscal 2005, compared to 7.1% in the corresponding period of the prior year, primarily due to the disposal of its Bailey Street Trading Company operations that accounted for approximately $3.5 million of revenue during the prior year’s quarter. The fourth quarter sales reflect recording $2.5 million of sales returns and allowances previously discussed.

Gross margins, after adjustment for the charges discussed above, declined to 28.6% of revenue during the fourth quarter of Fiscal 2005 from 28.9% of revenue during the corresponding period of the prior year. Buying and occupancy costs, included in gross margins, increased 140 basis points to $28.9 million or 15.3% of revenue from $28.2 million or 13.9% of revenue. Lower overall revenue resulted in a deleveraging of expenses. Higher occupancy costs were partially offset by improved product margins as the Company upgraded its assortment and had less clearance relative to last year. Selling, general and administrative costs increased $0.1 million due primarily to greater investments in marketing during the period. As a percentage of revenue, costs increased from 23.1% to 24.9% due principally to the lower sales base in Fiscal 2005. Interest expense increased to $0.6 million from $0.3 million primarily due to high levels of borrowings during the period as a result of higher losses and continued capital investments.

The Company ended the year with $128.7 million of inventory compared to $144.7 million as of the end of Fiscal 2004. Bombay ended holiday 2005 with lower levels of clearance goods than the prior year and has planned product introductions throughout the Fiscal 2006 spring season compared to last year when the majority of new merchandise was introduced at the beginning of the spring. There were no outstanding borrowings under the credit facility as of year-end.

2006 OUTLOOK AND PLANS

The Company has been engaged in a multi-phase turnaround since the third quarter of Fiscal 2002, and recently announced its intention to seek successor leadership to continue to capitalize on its existing initiatives and to develop and implement new plans to enhance performance. In connection with these steps, the Board of Directors has engaged William Blair & Company, to assist with its ongoing assessment and development of the Company’s business, operating and capital allocation strategies with a focus on improving shareholder value. Until this process is further along, the Company does not plan to provide earnings guidance for Fiscal 2006.

Among the strategies that the Company intends to pursue during Fiscal 2006 are the following:

•
Migrating from mall to off-mall - Management continues to be encouraged by the results of its store migration. Off-mall stores, with their lower fixed occupancy costs per square foot, have consistently delivered four-wall profits that are 350 to 450 basis points higher than the mall-based stores while maintaining or growing the average sales volumes of the mall-stores that they replaced. The Company expects to continue to execute its strategy of exiting mall locations at the end of the lease when a desirable off-mall location can be identified. As of the end of the year, the Company had 164 off-mall core stores and 224 mall-based core stores. Including BombayKIDS stores, the Company has a total of 233 mall stores and 217 off-mall stores as of the end of Fiscal 2005.

•
Rationalizing the real estate portfolio - The Company conducted a comprehensive review of its stores and identified a total of approximately 25 unprofitable stores that it has targeted for closure in Fiscal 2006. An additional 35 to 40 stores are expected to be closed during the year as leases expire, with 25 to 30 stores being replaced by new off-mall locations. The Company will continue to assess closing opportunities and presently expects to end the year with approximately 460 to 465 stores.

•
Remerchandising stores - The Company will be testing variations of the assortment offered within its stores and remerchandising older mall-based stores with assortments that are relevant to the current shopper. The tests are expected to be conducted over the course of the year with the goal of increasing the overall sales per square foot and resulting profits.

•
Reducing promotional activity - The Company intends to selectively reduce the level of promotional activity as it continues to offer an upgraded assortment and improve quality. The Company believes that progress made during the second half of Fiscal 2005 toward higher product margins should continue into the first half of Fiscal 2006. The Company expects margin improvement in the 100 to 200 basis point range during the year.

•	Controlling costs - The Company will continue to focus on cost control and plans to review current expenditures to ensure that infrastructure costs are in line with the reduction in the store count.

•
Growing customer base - The Company will continue to invest in marketing to drive both retail and Internet sales. A key focus will be gathering additional customer names and email addresses with a goal of doubling the current number of customers in its databases. Recent investments in technology are expected to help the Company more effectively manage its customer databases and increase the effectiveness of its direct marketing efforts across all channels.

•
Improving the supply chain - The Company has made recent technology investments that will improve visibility to orders within the global supply chain and has appointed a logistics services provider to assist in managing the flow of product in an efficient, cost-effective manner worldwide. These actions, coupled with infrastructure investments made over the past few years, are expected to improve the Company’s ability to manage inventory flow and reduce overall supply chain costs.

The Company continues to focus on maintaining adequate liquidity by managing its inventory levels, planned capital expenditures and operating results. The Company expects that planned cash flows from operations and funds available under the terms of its existing credit facility will be adequate to meet its operating requirements.

INVESTOR CONFERENCE CALL

You are invited to listen to Bombay’s conference call with management that will be conducted on Tuesday, March 21, 2006 at 10:00 a.m. Central Time to review the fourth quarter and year-end results as well as insights into Fiscal 2006. Interested parties should dial 212-676-5390 ten minutes prior to the start time. The call will also be broadcast live over the Internet at www.bombaycompany.com. For those who are unable to listen to the live broadcast, a telephone replay will be available for 72 hours beginning at 12:00 p.m. Central Time at 800-633-8284. The access code is 21274576. The call will also be available for replay for 45 days on the investor relations page of the Bombay website.

The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall décor and furniture through 498 retail outlets, specialty catalogs and the Internet in the U.S. and internationally.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of The Bombay Company, Inc. and its wholly-owned subsidiaries (the “Company” or “Bombay”) to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and financial market conditions which affect consumer confidence in the spending environment for home-related purchases; availability and terms of borrowings or capital for operating purposes competition; seasonality; success of operating initiatives; new product development and introduction schedules; uninterrupted flow of product; acceptance of new product offerings; inherent safety of product offerings; advertising and promotional efforts; adverse publicity; expansion of the store chain; availability, locations and terms of sites for store development; ability to renew leases on an economic basis; changes in business strategy or development plans including risks associated with the strategy to move stores off-mall; labor and employee benefit costs; ability to obtain insurance at a reasonable cost; rising fuel and energy costs and their impact on the operations of the business; reliance on technology; security of the technological infrastructure; changes in government or trade regulations including duties on bedroom furniture imports from China and the possibility that the scope of such duties will be expanded to encompass additional countries or product categories; risks associated with international business; fluctuations in foreign currency exchange rates; terrorism; war or threat of war; potential travel or import/export restrictions due to communicable diseases; regional weather conditions; hiring and retention of adequate and qualified personnel and other risks and uncertainties contained in the Company’s 2004 Annual Report on Form 10-K and other Securities and Exchange Commission filings as they occur. The Company undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof as a result of new information, future events or otherwise.
* * *

THE BOMBAY COMPANY, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	January 28,	January 29,	January 28,	January 29,
	2006	2005	2006	2005
		(as adjusted)		(as adjusted)
Net revenue	$186,854	$203,358	$565,074	$576,087
Costs and expenses:
Cost of sales, buying and store
occupancy costs	140,649	145,069	435,112	429,241
Selling, general & administrative expenses	47,113	46,984	167,044	165,658
Gain on sale of assets	-	-	(560)	-

Operating income (loss)	(908)	11,305	(36,522)	(18,812)
Gain on sale of non-operating assets			4,130
Interest income	14	22	41	67
Interest expense	(583)	(273)	(2,410)	(601)

Income (loss) before income taxes	(1,477)	11,054	(34,761)	(19,346)
Income tax expense (benefit)	23,578	3,937	11,970	(6,705)
Net income (loss)	$(25,055)	$7,117	$(46,731)	$(12,641)

Net income (loss) per basic & diluted share	($0.69)	$0.20	($1.29)	($0.35)

Avg. common shares outstanding	36,385	35,857	36,223	35,697

Avg. common shares outstanding and dilutive potential common shares	36,385	36,505	36,223	35,697

Other Selected Financial and Operating Data
Capital expenditures	$4,283	$10,071	$22,365	$36,886
Depreciation and amortization	$11,086	$5,771	$25,102	$18,814

Stores opened	12	19	41	66
Stores closed	8	10	45	35
Store composition:
Bombay core	388	404
Outlet	48	47
KIDS	62	51
Total	498	502
Total Combination format stores	58	47

THE BOMBAY COMPANY, INC. AND SUBSIDIARIES Consolidated Balance Sheets (Unaudited) (Dollars in thousands)

	January 28, 2006	January 29, 2005
ASSETS		(as adjusted)

Current assets:
Cash and short-term investments	$4,015	$9,168
Inventories	128,719	144,702
Other current assets	14,846	27,022

Total current assets	147,580	180,892
Property and equipment, net	84,651	86,751
Goodwill, net	423	423
Other assets	6,087	12,777

TOTAL ASSETS	$238,741	$280,843

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$39,536	$48,997
Gift cards and certificates redeemable	9,224	8,312
Accrued payroll and bonuses	6,219	5,660
Accrued insurance	5,178	4,081

Total current liabilities	60,157	67,050

Accrued rent and other liabilities	42,847	35,192

Stockholders’ equity:
Preferred stock	-	-
Common stock	38,150	38,150
Additional paid-in capital	79,817	79,700
Retained earnings	23,669	70,400
Accumulated other comprehensive income	2,077	951
Treasury stock	(7,038)	(9,268)
Deferred compensation	(938)	(1,332)

Total stockholders’ equity	135,737	178,601

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$238,741	$280,843